DEAN FOODS REPORTS SECOND QUARTER 2014 RESULTS

•	Q2 Loss from Continuing Operations Attributable to Dean Foods of $0.01 per Share, Q2 Adjusted Diluted Loss from Continuing Operations of $0.14 per Share

•	Expects Q3 Loss from Continuing Operations Attributable to Dean Foods of $0.05 to $0.15 per share, Withdraws Full Year Guidance

•	Accelerated Cost Reductions Continue. Achieves Goal of 8-12 Plant Closures by Mid-2014
DALLAS, August 11, 2014 - Dean Foods Company (NYSE: DF) today announced second quarter 2014 results.

Financial Summary	Three Months Ended June 30			Six Months Ended June 30
(In million, except EPS)	2014	2013	% Change	2014	2013	% Change
Gross Profit
GAAP	$399	$472	(16)%	$815	$968	(16)%
Adjusted	$400	$475	(16)%	$816	$971	(16)%
Operating Income (Loss)
GAAP	$(4)	$44	(108)%	$2	$73	(98)%
Adjusted	$(6)	$65	(109)%	$1	$139	(99)%
Interest Expense
GAAP	$15	$90	(84)%	$30	$150	(80)%
Adjusted	$15	$26	(44)%	$29	$53	(45)%
Net Income (Loss) Attributable to Dean Foods
GAAP	$(1)	$(57)	(99)%	$(10)	$436	(102)%
Adjusted	$(13)	$24	(153)%	$(17)	$54	(132)%
Diluted Earnings Per Share (EPS)
GAAP	$(0.01)	$(0.61)	(98)%	$(0.10)	$4.67	(102)%
Adjusted	$(0.14)	$0.26	(154)%	$(0.18)	$0.57	(132)%
The Company reported a second quarter 2014 diluted loss from continuing operations attributable to Dean Foods of $0.01 per share, compared to second quarter 2013 diluted loss of $0.61 per share. On an adjusted basis, the second quarter 2014 diluted loss from continuing operations was $0.14 per share, compared to second quarter 2013 adjusted earnings of $0.26 per share.
Second quarter 2014 operating loss totaled $4 million, compared to second quarter 2013 operating income of $44 million. Second quarter 2014 adjusted operating loss totaled $6 million, compared to income of $65 million in the year-ago period.
“The second quarter was even more challenging than we had originally anticipated. This is by far the most difficult operating environment in the history of the company, reinforcing the importance of the initiatives we have underway,” said Gregg Tanner, Chief Executive Officer of Dean Foods.
Chris Bellairs, Chief Financial Officer of Dean Foods, added, “As a result of the extreme dairy commodity environment, we face unprecedented challenges, including softening category volumes, mix shift out of our brands and significant cost friction.”
Net loss attributable to Dean Foods totaled $1 million for the second quarter of 2014 compared to a $57 million net loss attributable to Dean Foods for the year- ago period. On an adjusted basis, second quarter net loss attributable to Dean Foods totaled $13 million, compared to $24 million of net income attributable to Dean Foods for the second quarter of 2013.

Net sales for the second quarter of 2014 totaled $2.4 billion, compared to $2.2 billion of net sales in the second quarter of 2013.
Dean Foods’ share of U.S. fluid milk sales volume increased to 35.9% during the second quarter from 35.7% in the first quarter of 2014. Industry fluid milk volumes, through the two months ending in May, declined approximately 4.0 percent year-over-year on an unadjusted basis, based on USDA data. On a full quarter same basis, Dean Foods’ unadjusted fluid milk volumes declined 4 percent on a year-over-year basis. This quarter’s volumes continue to reflect the negative impact of the RFP-driven volume loss from a significant customer in 2013. Excluding the impact of the RFP and another customer’s decision to vertically integrate last year, our fluid milk volumes decreased 0.3% in the quarter, significantly better than the overall category’s volume decline.
The Company continues to make solid progress against its accelerated cost reduction agenda. Since announcing in the first quarter of 2013 its intention to close eight to twelve (10-15%) of its manufacturing facilities by mid-2014 the Company has closed twelve plants. Four of the twelve closures occurred in June and July of this year. As we move beyond our accelerated cost reduction agenda, we expect to return to our normal optimization activities.
The second quarter 2014 average Class I Mover, a measure of raw milk costs, was $23.66 per hundred-weight, an increase of 31 percent from the second quarter of 2013, and 6 percent above the first quarter 2014 level. The second quarter 2014 average was the highest quarterly Class I Mover average in the history of the U.S. dairy industry.
CASH FLOW
Consolidated net cash from continuing operations for the six months ended June 30, 2014, totaled $25 million. Free cash flow used in continuing operations, which is defined as net cash provided by or used in continuing operations less capital expenditures, was $28 million for the six months ended June 30, 2014. On an adjusted basis, which excludes certain other items as outlined within the reconciliation tables below, Dean Foods generated $2 million in free cash flow through the first six months of 2014.
DEBT
Total debt at June 30, 2014, net of $60 million cash on hand, was approximately $927 million. The Company's funded net debt to EBITDA ratio calculated in accordance with its credit agreements was 3.61 times as of the end of the second quarter of 2014.
Today the Company announced its intention to further amend its senior secured credit facility and receivables-backed facility to, among other things, modify the consolidated net leverage ratio covenant to increase the maximum permitted consolidated net leverage ratio as follows:   5.25x for each fiscal quarter ending on or prior to December 31, 2014; 5.00x for each fiscal quarter ending on or prior to March 31, 2015; 4.50x for each fiscal quarter ending on or prior to June 30, 2015; and 4.00x for each fiscal quarter ending thereafter. Pursuant to the proposed amendments, the Company will also be required to maintain a senior secured net leverage ratio not to exceed 2.50x. Loans outstanding under the senior secured credit facility will bear interest, at the Company’s election, at either the Adjusted LIBO Rate (as defined in the credit agreement) plus a margin of between 1.25% and 2.75%, or the Alternate Base Rate (as defined in the credit agreement) plus a margin of between 0.25% and 1.75%, in each case based on our leverage ratio. Based on our current leverage ratio, interest rate margins for borrowings under the senior secured credit facility would increase from 2.25% to 2.50% in the case of Adjusted LIBO Rate loans, and from 1.25% to 1.50% in the case of Alternate Base Rate loans.  In addition, advances outstanding under our receivables securitization facility will bear interest between 0.35% and 0.50% based on our leverage ratio, and that we will pay a facility fee between 0.45% and 0.60% based on our leverage ratio.  Based on our current leverage ratio, interest rates for borrowings under the receivables securitization facility would increase from 0.35% to 0.45%, and the facility fee would increase from 0.45% to 0.55%.  We expect these amendments to be entered into later this month, and we would pay customary consent fees and arrangement fees in connection with the amendments.  Effectiveness of the amendments is conditioned on board approval, as well as other customary closing conditions.
Forward Outlook
“The balance of the year appears rocky, with a continued unpredictable and volatile dairy commodity environment. That makes it difficult to provide guidance beyond the immediate quarter,” stated Tanner.
“Therefore for the time being, we are going to provide specific guidance only for the next quarter, where our visibility is better. In this case, we expect an adjusted diluted net loss of between $0.05 and $0.15 per share in the third quarter. While we hope to see a more positive environment later in the year, the uncertainty surrounding whether or when that will occur leads us to withdraw our full year guidance for the present time.”
“We also expect to be at the low end of our prior 2014 capital expenditure guidance of $150-175 million.”
CONFERENCE CALL/WEBCAST

A webcast to discuss the Company's financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by visiting the "Webcast" section of the Company's website at http://www.deanfoods.com/. A slide presentation will accompany the webcast.
ABOUT DEAN FOODS
Dean Foods® is a leading food and beverage company in the United States and is the nation's largest processor and direct-to-store distributor of fluid milk. Headquartered in Dallas, Texas, the Dean Foods portfolio includes TruMoo®, the leading national flavored milk brand, along with well-known regional dairy brands such as Alta Dena®, Berkeley Farms®, Country Fresh®, Dean’s®, Garelick Farms®, LAND O LAKES® milk and cultured products*, Lehigh Valley Dairy Farms®, Mayfield®, McArthur®, Meadow Gold®, Oak Farms®, PET®**, T.G. Lee®, Tuscan® and more. In all, Dean Foods has more than 50 local and regional dairy brands and private labels. Dean Foods also makes and distributes ice cream, cultured products, juices, teas, and bottled water. Nearly 18,000 employees across the country work every day to make Dean Foods the most admired and trusted provider of wholesome, great-tasting dairy products at every occasion. For more information about Dean Foods and its brands, visit www.deanfoods.com.
*The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.
**PET is a trademark of The J.M. Smucker Company and is used by license.
FORWARD-LOOKING STATEMENTS
Some of the statements made in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements relating to: (1) projected sales (including specific product lines and the Company as a whole), profit margins, net income, earnings per share, free cash flow and debt covenant compliance, (2) the Company’s regional and national branding initiatives, (3) the Company’s innovation, and research and development plans or its ability to successfully launch new products, (4) commodity prices and other inputs and the Company’s ability to forecast or predict commodity prices, milk production and milk exports, (5) the Company’s cost-savings initiatives, including plant closures and route reductions, and its ability to accelerate any such initiatives or to achieve expected savings, (6) the Company’s plans related to leverage, (7) planned capital expenditures, (8) the status of the Company’s litigation matters, (9) the impact of divestitures including the sale of Morningstar and the divestiture and spin-off of the Company’s former subsidiary, The WhiteWave Foods Company, (10) the Company’s dividend policy, and (11) possible repurchases of shares of common stock. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in this press release. Financial projections are based on a number of assumptions. Actual results could be materially different than projected if those assumptions are erroneous. The cost and supply of commodities and other raw materials are determined by market forces over which the Company has limited or no control. Sales, operating income, net income, debt covenant compliance, financial performance and adjusted earnings per share can vary based on a variety of economic, governmental and competitive factors, which are identified in the Company’s filings with the Securities and Exchange Commission, including in its most recent Form 10-K and Forms 10-Q. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of its products. The declaration and payment of cash dividends under the Company’s dividend policy remains at the sole discretion of the Board of Directors or a committee thereof and will depend upon its financial results, cash requirements, future prospects, restrictions in its credit agreement and debt covenant compliance, applicable law and other factors that may be deemed relevant by the Board or such committee. All forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in our expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based except as required by law.
NON-GAAP FINANCIAL MEASURES
In addition to the results prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), we have presented certain adjusted financial results and certain other non-GAAP financial measures, including Adjusted EBITDA, Free Cash Flow and Adjusted Free Cash Flow, each as defined below. These non-GAAP financial measures are from continuing operations and are adjusted to eliminate the net expense, net gain and cash flow impacts related to the items identified in the “Reconciliation of GAAP to Non-GAAP Information” tables below. This information is provided to assist investors in making meaningful comparisons of our operating performance between periods and to view our business from the same perspective as our management. Because we cannot predict the timing and amount of charges associated with certain non-recurring items; asset impairment charges; gains or losses related to discontinued operations and divestitures; deal, integration and separation costs; facility closing, reorganization and realignment costs; litigation settlements; and certain other charges, as well as the timing and amount of any cash outflows or inflows associated with such items, our management does not consider these items when evaluating our performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.
We have defined Adjusted EBITDA as net income attributable to Dean Foods, which is the most comparable GAAP financial measure, adjusted for the items above as well as interest, taxes, depreciation and amortization. We believe Adjusted EBITDA is a useful measure for analyzing the performance of our business and is an indicator of our ability to incur and service indebtedness and generate free cash flow.

We also believe that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because such measures assist in comparing performance on a consistent basis without regard to capital structure, depreciation or amortization (which can vary significantly) and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness. The reconciliation of net income to Adjusted EBITDA for the three months and six months ended June 30, 2014 and 2013 is included in the tables below.
Additionally, we believe free cash flow provided by (used in) continuing operations (“Free Cash Flow”) and adjusted free cash flow provided by (used in) continuing operations (“Adjusted Free Cash Flow”) are meaningful non-GAAP measures that offer supplemental information and insight regarding the liquidity of our operations and our ability to generate sufficient cash flow above what is required in our business to sustain our operations.
We define Free Cash Flow as net cash provided by (used in) continuing operations less cash payments for capital expenditures. We define Adjusted Free Cash Flow as Free Cash Flow adjusted for the impact on operating cash flows related to certain significant or non-recurring items, including income taxes paid on the divestiture of Morningstar; litigation payments; transaction costs and other separation costs resulting from the Morningstar divestiture and WhiteWave spin-off in 2013; income tax payments related to certain deferred intercompany transactions between us and WhiteWave, which were recognized by us upon completion of the WhiteWave spin-off; and other increases in or reductions to income tax payments associated with the adjustments described above. Additionally, the computation of Adjusted Free Cash Flow for the six months ended June 30, 2013 has been further adjusted to exclude the net impact on working capital of accounts receivable and accounts payable associated with our transitional services agreements with WhiteWave and Morningstar, as well as the movement of WhiteWave and Morningstar trade accounts receivable and trade accounts payable from intercompany transactions (which were previously eliminated in consolidation) to third-party transactions in 2013. A reconciliation of net cash used in continuing operations, which is the most comparable U.S. GAAP financial measure, to Adjusted Free Cash Flow, is included in the tables below.
This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP. Additionally, these non-GAAP measures may be different than similar measures used by other companies. We believe that the presentation of these non-GAAP financial measures, when considered together with our GAAP financial measures and the reconciliations to the corresponding GAAP financial measures, provides investors with a more complete understanding of the factors and trends affecting our business than could be obtained absent these disclosures. A full reconciliation of our results and financial measures reported in accordance with GAAP for the three and six months ended June 30, 2014 and 2013 to the non-GAAP financial measures described above is set forth herein.
CONTACT: Corporate Communications, Jamaison Schuler, +1-214-721-7766; or Investor Relations, Tim Smith, +1-214-303-3713

DEAN FOODS COMPANY
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended June 30,		Three months ended June 30,
	2014	2013	2014		2013
	GAAP		Adjusted*

Net sales	$2,393,869	$2,227,542	$2,393,869		$2,227,542
Cost of sales	1,994,781	1,755,242	1,993,488	(a) (f)	1,752,220	(a) (b)
Gross profit	399,088	472,300	400,381		475,322

Operating costs and expenses:
Selling and distribution	334,932	331,678	334,863	(f)	330,302	(b)
General and administrative	70,777	86,388	70,692	(b)	79,415	(b) (c)
Amortization of intangibles	717	925	717		925
Facility closing and reorganization costs	728	4,939	—	(b)	—	(b)
Litigation settlements	—	(1,019)	—		—	(f)
Impairment of long-lived assets	—	3,604	—		—	(a)
Other operating (income) loss	(4,535)	2,209	—	(a)	—	(a)
Total operating costs and expenses	402,619	428,724	406,272		410,642

Operating income (loss)	(3,531)	43,576	(5,891)		64,680

Interest expense	15,221	90,122	14,592	(f)	26,181	(e) (f)
Other (income) expense, net	48	(528)	48		(528)

Income (loss) from continuing operations before income taxes	(18,800)	(46,018)	(20,531)		39,027

Income tax expense (benefit)	(17,837)	(13,961)	(7,801)	(g)	14,830	(g)

Income (loss) from continuing operations	(963)	(32,057)	(12,730)		24,197
Gain (loss) on sale of discontinued operations, net of tax	318	(65)	—	(d) (e) (f)	—	(d) (e)
Loss from discontinued operations, net of tax	—	(21,761)	—		—	(d) (e)

Net income (loss)	(645)	(53,883)	(12,730)		24,197
Net income attributable to non-controlling interest in discontinued operations	—	(2,987)	—		—	(e)
Net income (loss) attributable to Dean Foods Company	$(645)	$(56,870)	$(12,730)		$24,197

Average common shares:
Basic	93,561	93,417	93,561		93,417
Diluted	93,561	93,417	93,561		94,384	(h)

Basic earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$(0.01)	$(0.34)	$(0.14)		$0.26
Loss from discontinued operations attributable to Dean Foods Company	—	(0.27)	—		—
Net income (loss) attributable to Dean Foods Company	$(0.01)	$(0.61)	$(0.14)		$0.26

Diluted earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$(0.01)	$(0.34)	$(0.14)		$0.26
Loss from discontinued operations attributable to Dean Foods Company	—	(0.27)	—		—
Net income (loss) attributable to Dean Foods Company	$(0.01)	$(0.61)	$(0.14)		$0.26
* See notes to Earnings Release Tables
** Basic and diluted earnings (loss) per common share and average basic and diluted shares outstanding for the three months ended June 30, 2013 have been adjusted retroactively to reflect a 1 -for- 2 reverse stock split effected August 26,2013.

DEAN FOODS COMPANY
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Six months ended June 30,		Six months ended June 30,
	2014	2013	2014		2013
	GAAP		Adjusted*

Net sales	$4,734,909	$4,519,972	$4,734,909		$4,519,972
Cost of sales	3,919,646	3,552,440	3,918,760	(a) (f)	3,549,187	(a) (b)

Gross profit	815,263	967,532	816,149		970,785

Operating costs and expenses:
Selling and distribution	674,311	671,675	674,278	(b) (f)	670,058	(b)
General and administrative	143,076	171,352	139,447	(b)	159,941	(b) (c) (f)
Amortization of intangibles	1,461	1,875	1,461		1,875
Facility closing and reorganization costs	1,705	10,549	—	(b)	—	(b)
Litigation settlements	(2,521)	(1,019)	—	(f)	—	(f)
Impairment of long-lived assets	—	37,519	—		—	(a)
Other operating (income) loss	(4,535)	2,209	—	(a)	—	(a)
Total operating costs and expenses	813,497	894,160	815,186		831,874

Operating income	1,766	73,372	963		138,911

Interest expense	30,244	149,771	29,169	(f)	52,621	(d) (e) (f)
Other income, net	(273)	(363)	(273)		(363)

Income (loss) from continuing operations before income taxes	(28,205)	(76,036)	(27,933)		86,653

Income tax expense (benefit)	(17,450)	(23,239)	(10,614)	(g)	32,927	(g)

Income (loss) from continuing operations	(10,755)	(52,797)	(17,319)		53,726
Gain on sale of discontinued operations, net of tax	1,154	491,820	—	(d) (e) (f)	—	(d) (e) (f)
Income (loss) from discontinued operations, net of tax	—	2,891	—		—	(d) (e)

Net income (loss)	(9,601)	441,914	(17,319)		53,726
Net income attributable to non-controlling interest in discontinued operations	—	(6,179)	—		—	(e)
Net income (loss) attributable to Dean Foods Company	$(9,601)	$435,735	$(17,319)		$53,726

Average common shares:
Basic	93,978	93,215	93,978		93,215
Diluted	93,978	93,215	93,978		94,107	(h)

Basic earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$(0.11)	$(0.57)	$(0.18)		$0.58
Gain from discontinued operations attributable to Dean Foods Company	0.01	5.24	—		—
Net income (loss) attributable to Dean Foods Company	$(0.10)	$4.67	$(0.18)		$0.58

Diluted earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$(0.11)	$(0.57)	$(0.18)		$0.57
Gain from discontinued operations attributable to Dean Foods Company	0.01	5.24	—		—
Net income (loss) attributable to Dean Foods Company	$(0.10)	$4.67	$(0.18)		$0.57
* See notes to Earnings Release Tables
** Basic and diluted earnings (loss) per common share and average basic and diluted shares outstanding for the three months ended June 30, 2013 have been adjusted retroactively to reflect a 1 -for- 2 reverse stock split effected August 26,2013.

DEAN FOODS COMPANY
Computation of Adjusted EBITDA
(Unaudited)
(In thousands)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Net income (loss) attributable to Dean Foods Company	$(12,730)	$24,197	$(17,319)	$53,726
Interest expense	14,592	26,181	29,169	52,621
Income tax expense (benefit)	(7,801)	14,830	(10,614)	32,927
Depreciation and amortization	39,440	39,682	78,117	81,459
Adjusted EBITDA	$33,501	$104,890	$79,353	$220,733

DEAN FOODS COMPANY
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$59,764	$16,762
Other current assets	1,152,238	1,133,936
Total current assets	1,212,002	1,150,698
Property, plant and equipment, net	1,183,854	1,216,047
Intangibles and other assets, net	407,466	435,300
Total Assets	$2,803,322	$2,802,045

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities, excluding debt	$756,777	$780,389
Total long-term debt, including current portion	986,340	897,262
Other long-term liabilities	385,203	410,079
Total stockholders' equity	675,002	714,315
Total Liabilities and Stockholders' Equity	$2,803,322	$2,802,045

DEAN FOODS COMPANY
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six months ended June 30,
Operating Activities	2014	2013
Net cash provided by (used in) continuing operations	$25,268	$(245,088)
Net cash provided by discontinued operations	—	14,174
Net cash provided by (used in) operating activities	25,268	(230,914)

Investing Activities
Payments for property, plant and equipment	(53,622)	(48,992)
Proceeds from sale of fixed assets	17,556	4,271
Net cash used in investing activities - continuing operations	(36,066)	(44,721)
Net cash provided by investing activities - discontinued operations	—	1,403,494
Net cash provided by (used in) investing activities	(36,066)	1,358,773

Financing Activities
Net proceeds from (repayment of) debt	87,930	(1,083,196)
Common stock repurchase	(25,000)	—
Cash dividend paid	(13,089)	—
Payments of financing costs	(1,107)	(575)
Issuance of common stock, net of share repurchases	4,953	8,785
Other	284	172
Net cash provided by (used in) used in financing activities - continuing operations	53,971	(1,074,814)
Net cash used in financing activities - discontinued operations	—	(51,584)
Net cash provided by (used in) financing activities	53,971	(1,126,398)
Effect of exchange rate changes on cash and cash equivalents	(171)	(155)
Increase in cash and cash equivalents	43,002	1,306
Cash and cash equivalents, beginning of period	16,762	24,657
Cash and cash equivalents, end of period	$59,764	$25,963

DEAN FOODS COMPANY
Reconciliation of Net Cash Provided by (Used in) Continuing Operations
to Adjusted Free Cash Flow Provided by Continuing Operations
(Unaudited)
(In thousands)

	Six months ended June 30,
	2014	2013
Computation of Free Cash Flow provided by (used in) continuing operations
Net cash provided by (used in) continuing operations - GAAP Basis	$25,268	$(245,088)
Payments for property, plant and equipment	(53,622)	(48,992)
Free cash flow used in continuing operations	$(28,354)	$(294,080)
Computation of Adjusted Free Cash Flow provided by continuing operations
Net cash provided by provided by (used in) continuing operations - GAAP Basis	$25,268	$(245,088)
Estimated impact on net cash provided by (used in) continuing operations related to:
Facility closing, reorganization and realignment costs	—	12,151
Deal, integration and separation costs	—	29,371
Morningstar divestiture	—	55,743
WhiteWave spin-off	(9,472)	1,580
Litigation payments	18,605	19,101
Increase in (reduction to) income tax payments associated with above activities	21,169	200,587
Adjusted net cash provided by continuing operations	55,570	73,445
Less: Payments for plant, property & equipment	(53,622)	(48,992)
Adjusted free cash flow provided by continuing operations	$1,948	$24,453

DEAN FOODS COMPANY
Reconciliation of GAAP to Adjusted Earnings
(Unaudited)
(In thousands, except per share data)

	Three months ended June 30, 2014
		Asset write-downs	Facility closing,	Deal, integration
		and (gain) loss on	reorganization and	and separation	Morningstar	WhiteWave	Other	Income
		sale of assets	realignment costs	costs	sale	spin-off	adjustments	tax
	GAAP	(a)	(b)	(c)	(d)	(e)	(f)	(g)	Adjusted*
Operating income (loss):
Dean Foods	$(7,338)	$852	$85	$—	—	—	510	$—	(5,891)
Facility closing and reorganization costs	(728)	—	728	—	—	—	—	—	—
Other operating income	4,535	(4,535)	—	—	—	—	—	—	—
Total operating income (loss)	(3,531)	(3,683)	813	—	—	—	510	—	(5,891)
Interest expense	15,221	—	—	—	—	—	(629)	—	14,592
Other expense, net	48	—	—	—	—	—	—	—	48
Income tax expense (benefit)	(17,837)	—	—	—	—	—	—	10,036	(7,801)
Income (loss) from continuing operations	(963)	(3,683)	813	—	—	—	1,139	(10,036)	(12,730)
Income from discontinued operations, net of tax	318	—	—	—	(549)	233	(2)	—	—
Net income (loss) attributable to Dean Foods Company	$(645)	$(3,683)	$813	$—	(549)	$233	$1,137	$(10,036)	$(12,730)
Diluted earnings (loss) per share	$(0.01)	$(0.04)	$0.01	$—	—	—	0.01	$(0.11)	$(0.14)

	Three months ended June 30, 2013
		Asset write-downs	Facility closing,	Deal, integration
		and (gain) loss on	reorganization and	and separation	Morningstar	WhiteWave	Other	Income
		sale of assets	realignment costs	costs	sale	spin-off	adjustments	tax
	GAAP	(a)	(b)	(c)	(d)	(e)	(f)	(g)	Adjusted*
Operating income (loss):
Dean Foods	$53,309	$2,062	$ 2,659	$ 6,650	$—	$—	$—	$—	$ 64,680
Facility closing and reorganization costs	(4,939)	—	4,939	—	—	—	—	—	—
Litigation settlements	1,019	—	—	—	—	—	(1,019)	—	—
Impairment of long-lived assets	(3,604)	3,604	—	—	—	—	—	—	—
Other operating loss	(2,209)	2,209	—	—	—	—	—	—	—
Total operating income	43,576	7,875	7,598	6,650	—	—	(1,019)	—	64,680
Interest expense	90,122	—	—	—	—	(63,423)	(518)	—	26,181
Other income, net	(528)	—	—	—	—	—	—	—	(528)
Income tax expense (benefit)	(13,961)	—	—	—	—	—	—	28,791	14,830
Income (loss) from continuing operations	(32,057)	7,875	7,598	6,650	—	63,423	(501)	(28,791)	24,197
Income (loss) from discontinued operations, net of tax	(21,826)	—	—	—	369	21,457	—	—	—
Net income attributable to non-controlling interest in discontinued operations	(2,987)	—	—	—	—	2,987	—	—	—
Net income (loss) attributable to Dean Foods Company	$(56,870)	$7,875	$7,598	$6,650	$369	$87,867	$(501)	$(28,791)	$24,197
Diluted earnings (loss) per share (h)	$(0.61)	$0.09	$0.08	$0.07	—	$0.94	—	$(0.31)	$0.26
* See notes to Earnings Release Tables

DEAN FOODS COMPANY
Reconciliation of GAAP to Adjusted Earnings
(Unaudited)
(In thousands, except per share data)

	Six months ended June 30, 2014
		Asset write-downs	Facility closing,	Deal, integration
		and (gain) loss on	reorganization &	and separation	Morningstar	WhiteWave	Other	Income
		sale of assets	realignment costs	costs	sale	spin-off	adjustments	tax
	GAAP	(a)	(b)	(c)	(d)	(e)	(f)	(g)	Adjusted*
Operating income (loss):
Dean Foods	$(3,585)	$1,278	$3,739	—	—	—	$(469)	—	$963
Facility closing and reorganization costs	(1,705)	—	1,705	—	—	—	—	—	—
Litigation settlements	2,521	—	—	—	—	—	(2,521)	—	—
Other operating income	4,535	(4,535)	—	—	—	—	—	—	—
Total operating income	1,766	(3,257)	5,444	—	—	—	(2,990)	—	963
Interest expense	30,244	—	—	—	—	—	(1,075)	—	29,169
Other income, net	(273)	—	—	—	—	—	—	—	(273)
Income tax expense (benefit)	(17,450)	—	—	—	—	—	—	6,836	(10,614)
Income (loss) from continuing operations	(10,755)	(3,257)	5,444	—	—	—	(1,915)	(6,836)	(17,319)
Income from discontinued operations, net of tax	1,154	—	—	—	(549)	233	(838)	—	—
Net income (loss) attributable to Dean Foods Company	$(9,601)	$(3,257)	$5,444	—	$(549)	$233	$(2,753)	$(6,836)	$(17,319)
Diluted earnings (loss) per share	$(0.10)	$(0.04)	$0.06	—	—	—	$(0.03)	$(0.07)	$(0.18)

	Six months ended June 30, 2013
		Asset write-downs	Facility closing,	Deal, integration
		and (gain) loss on	reorganization and	and separation	Morningstar	WhiteWave	Other	Income
		sale of assets	realignment costs	costs	sale	spin-off	adjustments	tax
	GAAP	(a)	(b)	(c)	(d)	(e)	(f)	(g)	Adjusted*
Operating income (loss):
Dean Foods	$122,630	$2,062	$7,279	$6,650	—	—	$290	—	$138,911
Facility closing and reorganization costs	(10,549)	—	10,549	—	—	—	—	—	—
Litigation settlements	1,019	—	—	—	—	—	(1,019)	—	—
Impairment of long-lived assets	(37,519)	37,519	—	—	—	—	—	—	—
Other operating loss	(2,209)	2,209	—	—	—	—	—	—	—
Total operating income	73,372	41,790	17,828	6,650	—	—	(729)	—	138,911
Interest expense	149,771	—	—	—	(29,430)	(66,684)	(1,036)	—	52,621
Other income, net	(363)	—	—	—	—	—	—	—	(363)
Income tax expense (benefit)	(23,239)	—	—	—	—	—	—	56,166	32,927
Income (loss) from continuing operations	(52,797)	41,790	17,828	6,650	29,430	66,684	307	(56,166)	53,726
Income from discontinued operations, net of tax	494,711	—	—	—	(492,202)	(2,815)	306	—	—
Net income attributable to non-controlling interest in discontinued operations	(6,179)	—	—	—	—	6,179	—	—	—
Net income attributable to Dean Foods Company	$435,735	$41,790	$17,828	$6,650	$(462,772)	$70,048	$613	$(56,166)	$53,726
Diluted earnings per share (h)	$4.67	$0.45	$0.19	$0.07	$(4.97)	$0.75	$0.01	$(0.60)	$0.57
* See notes to Earnings Release Tables

For the three and six months ended June 30, 2014 and 2013, the adjusted results and certain other non-GAAP financial measures differ from the Company's results under GAAP due to the exclusion of net gains or net losses associated with certain non-recurring items, including facility closing, reorganization and realignment costs; discontinued operations; integration and separation expenses; as well as asset impairment charges. These adjustments are made to facilitate meaningful comparisons of our operating performance between periods as the Company cannot predict the timing and amount of charges associated with such items.

(a)	The adjustment reflects the elimination of the following:

i.
Accelerated depreciation related to machinery and equipment at certain of our production facilities as a result of revisions made to the estimated remaining useful lives due to our evaluation of the impact that we expect changes in our business to have on estimated future cash flows at those production facilities;

ii.
Other operating (income) loss related to the final settlement of certain liabilities associated with the prior disposition of a manufacturing facility and the final disposal of assets associated with the closure of one of our manufacturing facilities; and

iii.
In 2013, asset impairment charges on certain fixed assets and indefinite lived intangible assets resulting from our evaluation of the impact that we expected certain changes in our business, including the loss of a portion of a significant customer’s volume and related plans for consolidating the production network for our core dairy operations, to have on our estimated future cash flow.

(b)
The adjustment reflects the elimination of severance charges and non-cash asset write-downs related to approved facility closings and restructuring plans, as well as other organizational realignment activities.

(c)	The adjusted results reflect the elimination of the following separation activities related to the spin-off of WhiteWave from Dean Foods on May 23, 2013:

i.	Transaction and separation costs of $1.0 million; and

ii.
Additional stock compensation expense of $5.6 million related to the proportionate adjustment of the number and exercise prices of certain stock options, restricted stock units and phantom shares granted to Dean Foods employees that were outstanding at the time of the spin-off in order to maintain the aggregate intrinsic value of such awards.

(d)
We completed the sale of our Morningstar division on January 3, 2013. Our Morningstar operations have been reflected as discontinued operations in our unaudited Condensed Consolidated Financial Statements under GAAP for all periods presented. The adjustment reflects the elimination of the following:

i.	Write-off of deferred financing costs associated with debt that was fully repaid with proceeds from the sale of our Morningstar division;

ii.	Interest expense of $28.0 million related to the interest rate swaps we terminated as the result of debt repayments made with proceeds from the sale of our Morningstar division; and

iii.	The elimination of discontinued operations, net of tax.

(e)
In the third quarter of 2013, we completed the separation our WhiteWave business. WhiteWave’s operations have been reflected as discontinued operations in our unaudited Condensed Consolidated Financial Statements under GAAP for all periods presented. In addition to the elimination of discontinued operations, the adjustment reflects the elimination of losses related to interest rate swaps that were novated to WhiteWave. Upon completion of the separation, we reclassified these losses previously recorded in accumulated other comprehensive income to interest expense as a one-time, non-cash charge.

(f)	The adjustment reflects the elimination of the following:

i.	A reduction in a litigation settlement liability due to plaintiff class “opt-outs” of $2.5 million in 2014 and $1.0 million in 2013;

ii.	A pre-tax gain resulting from the sale of our approximate 25% non-controlling interest in Consolidated Container Company, which closed on July 3, 2012;

iii.
The (gain) loss on the mark to market of our commodity derivative contracts as of June 30, 2014. Effective January 1, 2014, we have de-designated all open commodity derivative positions that were previously designated as hedges. As of the de-designation date, all commodities contracts are now marked to market in our income statement at each reporting period and a derivative asset or liability is recorded on our balance sheet;

iv.
Interest accretion in connection with our previously disclosed dairy farmer class action lawsuit filed in the United States District Court for the Eastern District of Tennessee. The Court granted final approval of the settlement agreement on June 15, 2012; and

v.	A $0.8 million gain, net of tax, from a favorable taxing authority settlement related to prior discontinued operations.

(g)
The adjustment reflects the income tax impact on adjustments (a) through (f) and to reflect our adjusted tax rate at 38%, which we believe represents our normalized long-term effective tax rate as a U.S. domiciled business.

(h)	The adjustment reflects an add-back of the dilutive shares, which were anti-dilutive for GAAP purposes.